Exhibit 99.1
Exhibit 99.1

FOR RELEASE ONLY IF REQUESTED	Contact: John T. Fahey
Current to March 24, 2009	304/581-6001
Centra Plans to Repay TARP Funding
Cites capital strength as reason for early redemption of U.S. Treasury’s investment in the company
Centra Financial Holdings (Centra) announced today that it has filed notice with the U.S. Department of the Treasury to permit redemption of all of the 15,000 outstanding shares of its Fixed Rate Cumulative Perpetual Preferred Stock, Series A, $1,000 Face Value, at a total redemption price of $15 million plus a final accrued dividend.  According to the American Recovery and Reinvestment Act of 2009, the U.S. Department of the Treasury must consult with Centra’s primary Federal Regulator before approving repayment.
All of the outstanding shares of Preferred Stock are held by the Treasury and were issued and sold under the Capital Purchase Program established by the Treasury pursuant to the Troubled Asset Relief Program (TARP). In accordance with that program, participants are required to provide a notice of redemption to the Treasury at least 30 days prior to the redemption date. Centra has sufficient funds to complete the redemption payment.
On the redemption date, the redemption price will become due and payable on each share of the Preferred Stock and dividends will cease to accrue. At that time all rights of the Treasury, as the holder will terminate, except the right to receive the redemption price upon surrender of the Preferred Stock Certificate.
Douglas J. Leech, Chairman and Chief Executive Officer of the Company commented, “The Capital Purchase Program under TARP has assisted in the efforts to provide stability to the financial services industry during this period of unprecedented uncertainty. When we decided to accept funds under this program, we believed we were the type of healthy bank that could employ the funds in the manner consistent with the goals initially set out by the Congress and the Treasury in supporting the expansion of credit to the markets that we serve. We believe recent actions, interpretations and commentary regarding various aspects of the program place Centra at an unacceptable competitive disadvantage. Our Board of Directors has unanimously determined that continued participation in this program is no longer in the best interest of our company and its shareholders.”
Centra occupies a unique position of strength, growth and opportunity relative to many of the other participants in the financial services industry. Leech continued, “Centra was and continues to be in a “well capitalized” position, the highest category used by our regulators.”
Centra received the TARP Funds on January 16, 2009. For the year 2008, the bank originated, renewed or funded over $475 million of loans for its customers.